Exhibit 99.1

News Release

RSP Permian, Inc. Announces Second Quarter 2017 Financial and Operating Results

Dallas, Texas—August 7, 2017—RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today reported financial and operating results for the quarter ended June 30, 2017. In addition, the Company filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (the “SEC”) and posted a presentation that supplements the information in this release to its website at www.rsppermian.com.

Second Quarter 2017 and Recent Highlights

•	Production increased 106% to 54.3 MBoe/d (72% oil, 88% liquids), compared to 2Q16 and increased 20% compared to 1Q17

•	Net income of $31.1 million, or $0.20 per diluted share. Adjusted net income, which does not include certain items, was $26.0 million, or $0.17 per diluted share

•	Adjusted EBITDAX increased to $135.5 million, a 132% increase compared to 2Q16 and a 9% increase compared to 1Q17

•	Cash operating expenses were $9.49 per Boe, 10% lower than 1Q17, including lease operating expense of $4.72 per Boe (before gathering and transportation), a 13% decrease from 1Q17

•	Recently closed bolt-on acquisitions of leasehold acreage and mineral interests in the heart of the Company’s Delaware Basin position for an aggregate purchase price of $227.9 million acquiring approximately 6,000 net acres, 4,500 net royalty acres(1) and 500 Boe/d of production

•	Increased oil hedges, and now have total oil derivative contracts covering 5.2 million barrels of 2H17 oil volumes and 6.7 million barrels of 2018 oil volumes

•	Maintained strong liquidity position, with $33.8 million of cash and $58.0 million in borrowings outstanding under the Company’s revolving credit facility ($1.1 billion borrowing base, $900 million Company-elected commitment)(2)

(1)	Net royalty acre defined as one surface acre leased at a 1/8th royalty
(2)	Borrowings as of end of second quarter are prior to funding remaining $203 million of recently closed acquisitions

Recent Well Results

•	The Ludeman K 2105H Delaware Basin Lower Wolfcamp A well established a peak 30-day average rate of 1,905 Boe/d or 401 Boe/d per 1,000’ (73% oil)

•	The Crockett Reese St B 2403H Delaware Basin Lower Wolfcamp A well established a peak 30-day average rate of 1,706 Boe/d or 247 Boe/d per 1,000’ (73% oil) and has produced 147 MBoe in 115 days

•	The Rudd Draw 26-21 01H Delaware Basin Wolfcamp XY well established its peak 30-day average rate of 2,020 Boe/d or 301 Boe/d per 1,000’ (74% oil) after 189 days online and has produced 300 MBoe in that time period

•	Four Midland Basin wells targeting the Wolfcamp A and B in western Glasscock County established an average peak 30-day rate of over 1,300 Boe/d, including the Calverley 22 27 102H at 1,597 Boe/d or 209 Boe/d per 1,000’ (68% oil)

Steve Gray, Chief Executive Officer of RSP, commented, “We delivered another strong quarter, increasing our production 20% compared to last quarter and lowering our cash operating costs on a per unit basis. Over the past four quarters we have more than doubled our production volumes and generated positive net income with average realized oil prices less than $50 per barrel over that time period, demonstrating the quality of our assets and our ability to deliver profitable growth in a lower oil price environment.

“I am also pleased to report that our infrastructure projects are on schedule and we will begin growing our production volumes in the Delaware Basin in the second half of the year. Our Delaware Basin wells continue to exceed our acquisition estimates and we expect to complete wells in five distinct zones during the second half of this year. In the Midland Basin, we continue to achieve outstanding and consistent results in several zones across our acreage position.

“We recently closed several acquisitions of acreage and mineral interests located in the heart of our Delaware Basin position. While further blocking up our contiguous acreage position and extending the average lateral length of our inventory, these acquisitions do not require any additional staffing or infrastructure as they are located in areas we have already scheduled to drill. The leasehold acquisitions increase our working interest in 14 sections to a majority working interest position and the mineral interests provide immediate uplift to our returns without any incremental capital requirements or production-related expenses on wells drilled in those areas.”

Mr. Gray continued, “As we consider our operating strategy and plans going into next year, we will look to closely balance our capital spending with our cash flow generation while remaining flexible to adjust our activity levels to market conditions. Because of our strong well performance and operating efficiency, we have the capability to continue to grow our annual production volumes on a double-digit basis within cash flow at oil prices below $50 per barrel.”

Operational Results

	Three Months Ended June 30,
	2017	2016
Production data:
Oil (MBbls)	3,527	1,760
Natural gas (MMcf)	3,651	1,725
NGLs (MBbls)	809	355

Total (MBoe)	4,945	2,403

Average net daily production (Boe/d)	54,341	26,407

Average prices before effects of hedges (1) (2):
Oil (per Bbl)	$45.48	$42.50
Natural gas (per Mcf)	2.70	1.47
NGLs (per Bbl)	15.88	11.69

Total (per Boe)	$37.03	$33.91

Average realized prices after effects of hedges (1) (2):
Oil (per Bbl)	$45.27	$43.05
Natural gas (per Mcf)	2.70	1.47
NGLs (per Bbl)	15.88	11.69

Total (per Boe)	$36.88	$34.32

Average costs (per Boe):
Lease operating expenses (excluding gathering and transportation)	$4.72	$5.37
Gathering and transportation	1.12	0.49
Production and ad valorem taxes	2.05	2.06
Depreciation, depletion and amortization	13.77	19.68
General and administrative - recurring cash component	1.60	2.06
General and administrative - recurring stock comp (3)	0.90	1.46
General and administrative - non-recurring stock comp (4)	—	0.28

(1)	Average prices shown in the table reflect prices both before and after the effects of our cash payments/receipts on our commodity derivative transactions. Our calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments settled in the period, if applicable.
(2)	Average prices for oil are net of transportation costs. Average prices for natural gas do not include transportation costs; instead, transportation costs related to our natural gas production and sales are included in gathering and transportation which is included in lease operating expenses in our consolidated statements of operations. No transportation costs are associated with NGL production and sales.
(3)	Represents compensation expense related to restricted stock awards and performance share awards granted as part of the Company’s ongoing compensation and retention programs.
(4)	Non-recurring stock comp in 2016 was a one-time compensation charge associated with the retirement of an officer of the Company.

Production volumes for the quarter ended June 30, 2017 averaged 54,341 Boe/d, or a total of 4,945 MBoe, an increase of 106% over prior year’s second quarter of 26,407 Boe/d. Production for the second quarter of 2017 was comprised of 72% crude oil, 12% natural gas and 16% NGLs. RSP’s average realized oil price for the second quarter of 2017, before the effects of hedges, was $45.48 per barrel, a negative $2.80 differential compared to average NYMEX WTI pricing of $48.28 per barrel for the same period, or 94% of NYMEX WTI pricing. RSP’s average realized natural gas price for the second quarter of 2017, before the effects of hedges, was $2.70 per Mcf, a negative $0.49 differential compared to average NYMEX Henry Hub pricing of $3.19 per MMBtu for the same period, or 85% of NYMEX Henry Hub pricing. RSP’s average realized NGL price for the second quarter of 2017, before the effects of hedges, was $15.88 per Bbl, or 33% of NYMEX WTI pricing for the same time period. RSP’s average realized commodity price per barrel of oil equivalent for the second quarter of 2017, before the effects of hedges, was $37.03. Per unit cash operating expenses excluding interest expense but including lease operating expense, gathering and transportation expense, production and ad valorem taxes and recurring cash general and administrative expenses were $9.49 per Boe.

Operational Update

The Company operated four horizontal rigs in the Midland Basin during the second quarter 2017. In the Delaware Basin, the Company operated two horizontal rigs during the entire second quarter and added a third horizontal rig in May 2017. RSP utilized one full-time completion crew during the second quarter in the Midland Basin and a nearly full-time crew in the Delaware Basin. RSP drilled 22 operated horizontal wells and completed 18 operated horizontal wells (Midland: two Lower Spraberry, five Wolfcamp A, three Wolfcamp B; Delaware: six Wolfcamp A, one Wolfcamp XY, one Second Bone Spring). The Company began the quarter with 18 operated horizontal drilled but uncompleted wells (“DUCs”) and exited the quarter with a total of 22 operated horizontal DUCs.

Financial Results

	Three Months Ended
	June 30,		March 31,
(In thousands, except per share data)	2017	2016	2017
Total Revenues	$183,100	$81,485	$169,931
Net Cash from Derivative Instruments	(716)	974	(2,812)

Adjusted Total Revenues	182,384	82,459	167,119
Net Income (Loss)	$31,090	$(9,801)	$38,934
Net Income (Loss) per Common Share—Diluted	0.20	(0.10)	0.26
Adjusted Net Income (Loss)(1)	$26,048	$(3,758)	$24,212
Adjusted Net Income (Loss) per Common Share—Diluted	0.17	(0.04)	0.16
Adjusted EBITDAX(1)	$135,450	$58,453	$124,451

(1)	Adjusted EBITDAX and Adjusted Net Income (loss) are non-GAAP financial measures. For a definition of Adjusted EBITDAX and Adjusted Net Income (loss) and a reconciliation of Adjusted EBITDAX and Adjusted Net Income (loss) to Net Income (loss), see “Use of Non-GAAP financial measures” and our quarterly statements of operations at the end of this release.

For the quarter ended June 30, 2017, total revenues, excluding the revenue impact from realized derivative instruments, were $183.1 million, a 125% increase over the prior year quarter of $81.5 million. Adjusted total revenues, including the net cash from derivative instruments, were $182.4 million, a 121% increase from the prior year quarter of $82.5 million. Net income for the second quarter of 2017 was $31.1 million, or $0.20 per diluted share, while net loss for the prior year quarter was $9.8 million, or negative $0.10 per diluted share. Adjusted net income for the second quarter of 2017 was $26.0 million, or $0.17 per diluted share, compared to an Adjusted net loss for the prior year quarter of negative $3.8 million or negative $0.04 per diluted share. Adjusted EBITDAX was $135.5 million, a 132% increase from the prior year quarter of $58.5 million.

Capital Expenditures

RSP’s development capital expenditures, which includes our investment in drilling and completing wells, infrastructure, capitalized workovers, and other, but excludes the cost of acquisitions, for the quarter ended June 30, 2017 totaled $179.6 million ($168.7 million of drilling and completion and $10.9 million of infrastructure and other). Of the development capital, approximately $21.4 million, or 12%, was spent on non-operated properties.

Additionally, during the second quarter of 2017 the Company acquired $15.5 million of oil and gas properties.

Liquidity

As of June 30, 2017, the Company had $33.8 million of cash and $58.0 million of borrowings outstanding on its revolving credit facility, which has a $1.1 billion borrowing base and a $900 million Company-elected commitment.

Hedging

The summary below includes all hedges in place for the second half of 2017 and for 2018, as of August 7, 2017.

Crude Oil Hedges
(Bbl, $/Bbl)	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018	Q4 2018
Three-Way Collars(1)		552,000	2,219,000	1,941,000	1,319,000	1,227,000
Ceiling		$54.10	$58.81	$59.07	$60.56	$60.96
Floor		$45.00	$46.96	$47.11	$47.79	$48.00
Short Put		$35.00	$36.96	$37.11	$37.79	$38.00
Costless Collars(1)	1,150,000	1,150,000
Ceiling	$60.05	$60.05
Floor	$45.00	$45.00
Deferred Premium Puts(1)	920,000	920,000
Floor	$48.50	$48.50
Deferred Premium(2)	$(4.00)	$(4.00)
Swaps(1)		552,000
Swap		$48.95
Total Hedge Volumes	2,070,000	3,174,000	2,219,000	1,941,000	1,319,000	1,227,000
Weighted Average Floor(3)	$44.78	$45.54	$46.96	$47.11	$47.79	$48.00
Mid-Cush Differential Swaps(4)	920,000	276,000
Swap	$(0.38)	$(0.50)

(1)	The crude oil derivative contracts are settled based on the arithmetic average of the closing settlement price for the front month contract NYMEX price of West Texas Intermediate Light Sweet Crude.
(2)	The deferred premium is not paid until expiration date, aligning cash inflows and outflows with the settlement of the derivative contract.
(3)	Weighted average floor assumes the long put in three-way collars and put spreads and reflects the impact of premiums paid.
(4)	The Mid-Cush swap contracts are settled based on the difference in the arithmetic average during the calculation period of WTI MIDLAND ARGUS and WTI ARGUS prices in the Argus Americas Crude publication for the relevant period.

Natural Gas Hedges
(MMBtu, $/MMBtu)	Q3 2017	Q4 2017
Costless Collars(1)	2,422,000	2,545,000
Ceiling	$3.86	$3.86
Floor	$3.00	$3.00

(1)	The natural gas derivative contracts are settled based on the last trading day’s closing price for the front month contract relevant to each period.

2017 Annual Guidance

	1H17 Actuals	2017 Guidance
Completions
Operated Gross Horizontal Completions	32	80 - 85(1)
Operated Average Working Interest	89%	88%
Midland Basin Average Lateral Length	~8,300’	~8,500’
Delaware Basin Average Lateral Length	~5,700’	~6,250’
Production
Average Daily Production (Boe/d)	49,779	53,000 - 57,000
% Oil	73%	71% - 73%
% Natural Gas	12%	11% - 13%
% NGLs	15%	15% - 17%
Development Capital Expenditures ($ in MM)
Drilling and Completion (D&C)	$279.2	$575 - $625
Infrastructure, Capitalized Workovers & Other	$16.0	$50 - $75

Total Development Capital Expenditures	$295.2	$625 - $700
% Midland Basin	69%	60% - 70%
% Delaware Basin	31%	30% - 40%
% Non-Operated	12%	8% - 12%(1)
Income Statement ($/Boe)
Lease operating expenses (including workovers)	$5.03	$4.50 - $5.50
Gathering and transportation	$1.00	$1.10 - $1.40
Exploration expenses	$0.60	$0.40 - $0.60
General and administrative - recurring cash component	$1.74	$1.25 - $1.75
General and administrative - recurring stock comp	$0.93	$0.70 - $0.90
Depreciation, depletion, and amortization	$14.33	$14.00 - $16.00
Production and ad valorem taxes (% of oil and gas revenues)	5.6%	6.0% - 8.0%

(1)	Represents updated 2017 guidance range.

Second Quarter 2017 Earnings Release and Conference Call

RSP will host a conference call for investors at 1:00 PM Central Time on Tuesday, August 8, 2017, to discuss second quarter 2017 results. Hosting the call will be Steve Gray, Chief Executive Officer, Scott McNeill, Chief Financial Officer, Zane Arrott, Chief Operating Officer and other members of RSP’s management team.

The call may be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671. The passcode for the replay is 13667248. The replay will be available until August 22, 2017. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RSP’s website at www.rsppermian.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland and Delaware Basins, sub-basins of the Permian Basin. The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.” For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Statements of Operations

	Three Months Ended June 30,		Three Months Ended March 31,
(In thousands, except per share data)	2017	2016	2017
Revenues
Oil sales	$160,395	$74,799	$151,637
Natural gas sales	9,859	2,537	7,378
NGL sales	12,846	4,149	10,916

Total revenues	183,100	81,485	169,931
Operating expenses
Lease operating expenses	28,892	14,094	25,411
Production and ad valorem taxes	10,142	4,960	9,469
Depreciation, depletion, and amortization	68,104	47,296	61,040
Asset retirement obligation accretion	150	123	153
Impairments	5,312	3,177	125
Exploration expenses	2,869	405	2,580
General and administrative expenses	12,343	9,135	11,712
Acquisition costs	401	—	4,052

Total operating expenses	128,213	79,190	114,542

Operating income	54,887	2,295	55,389
Other income (expense)
Other income, net	589	104	720
Net gain (loss) on derivative instruments	12,194	(3,684)	17,121
Interest expense	(19,508)	(12,954)	(19,224)

Total other expense	(6,725)	(16,534)	(1,383)

Income (loss) before income taxes	48,162	(14,239)	54,006
Income tax (expense) benefit	(17,072)	4,438	(15,072)

Net income (loss)	$31,090	$(9,801)	$38,934

Net income (loss) per common share—Basic	$0.20	$(0.10)	$0.27
Net income (loss) per common share—Diluted	$0.20	$(0.10)	$0.26
Weighted Average Common Shares Outstanding
Basic	156,856	100,189	146,054
Diluted	157,827	100,189	147,005

Summary Balance Sheet

(In thousands)	June 30, 2017	December 31, 2016
Cash and cash equivalents	$33,775	$690,776
Other current assets	95,377	85,486

Total current assets	129,152	776,262
Property, plant and equipment, net	5,657,788	4,129,635
Other long-term assets	72,133	90,530

Total assets	$5,859,073	$4,996,427

Current liabilities	138,949	108,269
Long-term debt	1,190,965	1,132,275
Other long-term liabilities	377,612	338,571
Total stockholders’ equity	4,151,547	3,417,312

Total liabilities and stockholders’ equity	$5,859,073	$4,996,427

Use of Non-GAAP Financial Measures

We define Adjusted EBITDAX as oil and gas revenues including net cash receipts (payments) on settled derivative instruments and premiums paid on put options that settled during the period, less lease operating expenses, production and ad valorem taxes, and general and administrative expenses excluding stock based compensation. Adjusted Net Income deducts from Adjusted EBITDAX depreciation, depletion, and amortization, accretion on asset retirement obligations, exploration expenses, interest expense, stock-based compensation, acquisition costs and adjusted income tax expense.

Management believes Adjusted EBITDAX and Adjusted Net Income are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDAX and Adjusted Net Income because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX and Adjusted Net Income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX and Adjusted Net Income are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computations of Adjusted EBITDAX and Adjusted Net Income may not be comparable to other similarly titled measures of other companies.

The following tables include a reconciliation of the non-GAAP financial measures of Adjusted EBITDAX and Adjusted Net Income to the GAAP financial measure of net income.

Reconciliation of Net Income (Loss) to Adjusted EBITDAX

	Three Months Ended June 30,		Three Months Ended March 31,
(In thousands)	2017	2016	2017
Net income (loss)	$31,090	$(9,801)	$38,934
Interest expense	19,508	12,954	19,224
Income tax expense (benefit)	17,072	(4,438)	15,072
Depreciation, depletion, and amortization	68,104	47,296	61,040
Asset retirement obligation accretion	150	123	153
Exploration expenses	2,869	405	2,580
Acquisition costs	401	—	4,052
Impairment of unproved properties	5,312	3,177	125
(Gain) loss on derivative instruments	(12,194)	3,684	(17,121)
Net settled derivative instruments	(716)	974	(2,812)
Stock-based compensation	4,443	4,183	3,924
Other income, net	(589)	(104)	(720)

Adjusted EBITDAX	$135,450	$58,453	$124,451

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

	Three Months Ended June 30,		Three Months Ended March 31,
(In thousands)	2017	2016	2017
Net income (loss)	$31,090	$(9,801)	$38,934
Acquisition costs	401	—	4,052
Impairment of unproved properties	5,312	3,177	125
(Gain) loss on derivative instruments	(12,194)	3,684	(17,121)
Net settled derivative instruments	(716)	974	(2,812)
Stock-based compensation—non-recurring	—	682	—
Other income, net	(589)	(104)	(720)
Income tax expense (benefit) for above items	2,744	(2,370)	1,754

Adjusted Net Income (Loss)	$26,048	$(3,758)	$24,212

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Alyssa Stephens

Director, Investor Relations

214-252-2764

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.